EXHIBIT 10.4

                           2004 AUDITED FINANICALS OF
                             HIGHLAND MINING, INC.

EXHIBIT 10.4





                              HIGHLAND MINING, INC.
                         (an exploration stage company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


Report of Independent Registered Public Accounting Firm.................   2

Consolidated Balance Sheet..............................................   3

Consolidated Statement of Operations....................................   4

Consolidated Statement of Changes in Stockholders' Equity...............   5

Consolidated Statement of Cash Flows....................................   6

Notes to the Consolidated Financial Statements..........................   7-13

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Highland Mining, Inc.

We have audited the consolidated balance sheets of Highland Mining, Inc. (an exploration stage company) as of October 31, 2004 and December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from June 18, 2004 (inception of the exploration stage) to October 31, 2004, for the period from November 1, 2004 to December 31, 2004, and the cumulative period from inception of the exploration stage to
December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Highland Mining, Inc. at October 31, 2004 and December 31, 2004, and the consolidated results of its operations and its cash flows for the period from inception of the exploration stage to October 31, 2004, for the period from November 1, 2004 to December 31, 2004, and the cumulative period from inception of the exploration stage to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company has been in the exploration stage since its inception on June 18, 2004, has limited operations and has sustained substantial operating losses resulting in an accumulated deficit. Unless the Company attains future profitable operations and/or obtains additional financing, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Clancy and Co., P.L.L.C.
Phoenix, Arizona

October 5, 2005




                                      HIGHLAND MINING, INC.
                                 (an exploration stage company)
                                   CONSOLIDATED BALANCE SHEETS

Stated in U.S. dollars                                                     December 31, 2004       October 31, 2004
-------------------------------------------------------------------------------------------------------------------
ASSETS

Current Assets
   Cash and cash equivalents                                                  $      93,140         $     108,875
   Prepaid expenses                                                                   1,161                    52
------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                 94,301               108,927

Due from related party (Note 4)                                                      39,986                51,663

Mineral property (Note 3)                                                         1,564,797             1,565,185

------------------------------------------------------------------------------------------------------------------

        Total Assets                                                             $1,699,084        $    1,725,775
==================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable and accrued expenses                                            $21,060         $      11,083
   Promissory note payable - related party (Note 4)                                       -               642,474
   Due to related parties (Note 4)                                                  556,304               421,611
------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                           577,364             1,075,168
------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Note 6)                                                    -                     -

Stockholders' Equity
   Common stock : $1.00 par value, authorized: 1,000,000
       Issued and outstanding: 1,000,000                                          1,000,000             1,000,000
   Additional paid-in capital                                                       642,474                     -
   Accumulated other comprehensive loss                                             (2,676)               (2,279)
   Accumulated deficit during the exploration stage                               (518,078)             (347,114)
------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                        1,121,720               650,607

------------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                                       $1,699,084            $1,725,775
==================================================================================================================




   The accompanying notes are an integral part of these financial statements.



                                      HIGHLAND MINING, INC.
                                 (an exploration stage company)
                              CONSOLIDAED STATEMENTS OF OPERATIONS

                                                             Cumulative amounts
                                                             from inception of     For the period from     For the period from
                                                              the exploration      November 1, 2004 to          inception
Stated in U.S. dollars                                             stage            December 31, 2004      to October 31, 2004
----------------------------------------------------------------------------------------------------------------------------------
Expenses

   Consulting and professional                             $              20,962                   10,000                  10,962
   Exploration expenses (Note 3)                                         326,128                  121,650                 204,478
   Foreign exchange loss                                                  28,421                    9,613                  18,808
   General and administrative                                             28,772                    1,292                  27,480
   Salaries, wages and benefits                                           45,463                   16,757                  28,706
   Travel expenses                                                        72,751                   12,137                  60,614
----------------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                        522,497                (171,449)                 351,048

Operating loss                                                         (522,497)                (171,449)               (351,048)

Other income - interest income                                             4,419                      485                   3,934

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Net loss                                                   $           (518,078)                (170,964)               (347,114)
==================================================================================================================================

Basic and diluted loss per share                           $              (0.56)                   (0.17)                  (0.39)
                                                            ======================================================================

Basic and diluted weighted average shares outstanding      $             928,934                1,000,000                 897,059
                                                            ======================================================================











   The accompanying notes are an integral part of these financial statements.


                                                           HIGHLAND MINING, INC.
                                                       (an exploration stage company)
                                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   FOR THE PERIOD FROM JUNE 18, 2004 (INCEPTION OF THE EXPLORATION STAGE)
                                                            TO DECEMBER 31, 2004

                                                          Common      Additional                    Accumulated
                                            Common       Stock at      Paid-In      Accumulated        Other
Stated in U.S. dollars                      Shares      Par Value      Capital        Deficit       Comp. Loss          Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 18, 2004 (inception)                   -       $     -        $    -       $      -         $      -        $       -

Common stock issued for cash at $1.00
    per share on July 2, 2004                1,000,000     1,000,000             -              -                -        1,000,000

Net loss, inception to October 31, 2004              -             -             -      (347,114)          (2,279)        (349,393)
------------------------------------------------------------------------------------------------------------------------------------
Balance - October 31, 2004                   1,000,000     1,000,000             -      (347,114)          (2,279)          650,607

Cancellation of promissory note on
     November                                        -             -       642,474                               -          642,474

Net loss, two months period ended
    December 31, 2004                                                                   (170,964)            (397)        (171,361)
------------------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 2004                  1,000,000    $1,000,000     $ 642,474    $ (518,078)      $   (2,676)     $  1,121,720
====================================================================================================================================












   The accompanying notes are an integral part of these financial statements.


                                                    HIGHLAND MINING, INC.
                                               (an exploration stage company)
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Cumulative amounts
                                                                  from inception of  For the period from    For the period
                                                                   the exploration   November 1, 2004 to   from inception to
Stated in U.S. dollars                                                  stage         December 31, 2004    October 31, 2004
------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net loss                                                              $   (518,078)      $    (170,964)       $   (347,114)
  Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities
  Translation adjustments                                                     (2,676)               (397)             (2,279)
  Cancellation of promissory note                                             642,474                   -                   -
  Changes in assets and liabilities:
      Increase in prepaid expenses                                            (1,161)             (1,109)                (52)
      Increase in accounts payable and accrued expenses                        21,060               9,977              11,083
------------------------------------------------------------------------------------------------------------------------------
  Net cash flows used in operating activities                                 141,619           (162,493)           (338,362)
------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
    Investment in mineral properties                                      (1,564,797)                 388(        (1,565,185)
------------------------------------------------------------------------------------------------------------------------------
  Net cash flows used in investing activities                             (1,564,797)                 388         (1,565,185)
------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
    Advances - amounts to related parties                                     556,304             134,693             421,611
    Due from related party - Honglu                                          (39,986)              11,677            (51,663)
    Proceeds from the issuance of promissory notes                                  -                   -             642,474
    Proceeds from the issuance of common stock                              1,000,000                   -           1,000,000
------------------------------------------------------------------------------------------------------------------------------
  Net cash flows provided by financing activities                           1,516,318             146,370           2,012,422
------------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                               93,140            (15,735)             108,875
Cash and cash equivalents - beginning of period                                     -             108,875-                  -
                                                                 -------------------------------------------------------------
Cash and cash equivalents - end of period                                $     94,140              93,140        $    108,875
                                                                 =============================================================

Supplemental information
   Cash paid for interest and income taxes                                          -                   -                   -
                                                                 =============================================================

Non-cash investing and financing activities:
   Cancellation of promissory note                                       $    642,474        $    642,474                   -
                                                                 =============================================================


   The accompanying notes are an integral part of these financial statements.

HIGHLAND MINING INC.
(an exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2004 and October 31, 2004
(Stated in U.S. Dollars)

--------------------------------------------------------------------------------

1. Nature of Business and Going Concern

Highland Mining Inc. (the "Company") was duly incorporated on June 18, 2004 under the laws of the British Virgin Islands ("BVI") with an authorized capital of 1,000,000 shares at a par value of $1 each. Its principal business activity is the exploration of mineral properties located in Tibet, People's Republic of China ("China") through its wholly-owned subsidiary, Tibet Tian Yuan Minerals Exploration Ltd. ("Tian Yuan"), which was incorporated on April 7, 2004 under the laws of Tibet, China. Tian Yuan received permission to operate as a wholly owned foreign enterprise ("WOFE") on August 20, 2004 and commenced active business on that date.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplate continuation of the Company as a going concern. However, the Company has limited operations and has sustained substantial operating losses since inception. In view of these matters, realization of a major portion of the assets in the accompanying balance sheets is dependent upon the continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements and the success of its future operations.

The Company's efforts have been concentrated in expenditures related to exploration of mineral properties. The Company has not determined whether the properties contain ore reserves that are economically recoverable. The ultimate realization of the Company's exploration activities is dependent upon the success of future sales, the existence of economically recoverable reserves, the ability of the Company to obtain financing or make other arrangements for exploration, and upon future profitable production, which cannot be determined at this time. Accordingly, no provision for any asset impairment that may result, in the event the Company is not successful in its exploration activities, has been made in the accompanying financial statements.

To meet these objectives, the founding shareholders of the Company signed an Option Agreement with Continental Minerals Corporation ("KMK"), a company listed on the Toronto Venture Exchange under the trading symbol "KMK" and China NetTV Holding Inc. ("CTVH"), a company listed on the Nasdaq OTCBB under the trading symbol "CTVH" in November 2004 to induce funds into the Company for exploration purposes. (See Note 4 for details)

Management believes its concessions can ultimately be sold or developed to enable the Company to continue its operations. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in this endeavor. Furthermore, the Company is in the exploration stage, as it has not realized any revenues from its planned operations.

2. Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, after elimination of intercompany accounts and transactions. The wholly-owned subsidiary of the Company is listed in Note 1.

Accounting method - The financial statements are prepared under the accrual method of accounting.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk - The Company's mineral exploration activities are located in Tibet and its inability to locate a commercially minable reserve would have a significant, financially disruptive effect on the operations of the Company.

Cash and cash equivalents - The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The balances at October 31, 2004 and December 31, 2004 consisted of cash only.

Revenue Recognition Policy - The Company recognizes revenue when there is a mutually executed contract, the contract price is fixed and determinable, delivery of the product has occurred, and collectibility of the contract price is considered probable. There have been no recognized revenues since inception.

Impairment or Disposal of Long-lived Assets - The Company reports the impairment of long-lived assets and certain identifiable intangibles in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets". Certain long-lived assets and identifiable intangibles held by the Company are reviewed for impairment whenever assets or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Accordingly, an impairment loss is recognized in the period it is determined. A component of an entity that is classified as held for sale or that has been disposed of is presented as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component.

Exploration Stage Activities - The Company has been in the exploration stage since its inception and has no revenues from operations. The Company is primarily engaged in the acquisition and exploration of mineral reserves. Should the Company locate a commercially minable reserve, the Company would expect to actively prepare the site for extraction.

Mineral property and exploration costs - Acquisition costs of mineral properties are capitalized until the property is placed into production, sold, or abandoned or management has determined that there have been an impairment in value. Mineral properties are periodically assessed for impairment of value and any diminution in value is charged to operations at the time of impairment. Should a property be abandoned, its unamortized capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties abandoned or sold based on the proportion of claims abandoned or sold to the claims remaining within the project area. These costs will be amortized on a unit-of-production basis over the estimated useful life of the related properties following the commencement of production, or written off if the property is sold, allowed to lapse or abandoned. Mineral property acquisition costs include the cash consideration and the estimated fair market value of common shares on the date of issue or as otherwise provided under the agreed terms for the mineral property interest. Exploration expenses incurred prior to the determination of the feasibility of mining operations and periodic option payments are expensed as incurred. Revenues from the sale of mineral properties which are sold before the property reaches the production stage are credited against the cost of the property. (See Note 3)

Advertising costs - Advertising costs are expensed as incurred. There were no advertising costs for the periods presented.

Research and development costs - Research and development costs are charged to expense as incurred.

Income taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Provision for income taxes consists of taxes currently due plus deferred taxes. There are no deferred taxes or provision for income taxes for any of the periods presented. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

The Company is not subject to any income tax as it is duly organized as a BVI Company. The Company through its wholly-owned subsidiary, Tian Yuan, is governed by the Income Tax Law of the People's Republic of China ("PRC") concerning Foreign Investment Enterprises ("FIEs") and Foreign Enterprises and various local income tax laws (the "Income Tax Laws").

Under the Income Tax Laws, FIEs generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on incomes reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable at a reduced rate of 15%. Tian Yuan operates as a WOFE in the PRC and is exempted from income taxes in the first and second years and allowed a fifty percent reduction in the standard tax rates in the third to fifth years. The Company is not subject to any local income tax of 3% until the exemption and reduction periods expire in 2009. Ultimately, for Chinese income tax purposes, the tax position of the Company must be approved by the appropriate Chinese taxing authority.

Foreign currency translations - Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are translated at the average exchange rate in effect during the period or at the historical rate for the related non-monetary asset or liability. Realized and unrealized foreign exchange gains and losses are included in earnings.

The consolidated financial statements are presented in U.S. dollars and the functional currency of Tian Yuan is Chinese Renminbi ("RMB"). The assets and liabilities of Tian Yuan are translated into U.S. dollars at period-end exchange rates and resulting translation adjustments are reflected as a separate component of stockholders' equity. Revenues and expenses of Tian Yuan are translated at exchange rates in effect on the transaction dates. Transaction gains or losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated statement of operations of Tian Yuan as they occur.

Fair value of financial instruments - For certain of the Company's financial instruments, including cash and cash equivalents, prepaid expenses, accounts payable and other accrued liabilities, and due from related parties, the carrying amounts approximate fair value due to their short maturities.

Earnings per share - Basic earnings or loss per share ("EPS") is computed by dividing net loss (numerator) by the weighted average number of common shares outstanding (denominator). Diluted EPS is computed by dividing net loss
(numerator) by the weighted average number of common shares outstanding plus dilutive common stock equivalents, for which there were none for any of the periods presented. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value.

Stock-based compensation - The Company accounts for stock-based compensation using the fair value method prescribed in SFAS No.123, "Accounting for

Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, amending FASB No. 123, and "Accounting for Stock-Based Compensation". SFAS No. 148 amends Statement No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 amends APB Opinion No. 28 "Interim Financial Reporting" to require disclosure about those effects in interim financial information. The adoption of SFAS No. 148 has no impact on the Company. As of October 31, 2004 and December 31, 2004, the Company did not have any stock option plan or outstanding options.

Comprehensive  income - The Company includes items of other comprehensive income
(loss) by their nature, such as translation adjustments, in the financial statements and displays the accumulated balance of other comprehensive income
(loss) separately from accumulated deficit and additional paid-in capital in the equity section of the balance sheet. The Company discloses total comprehensive loss, its components and accumulated balances on its statement of stockholders' equity.

Related party transaction - A related party is generally defined as (i) any person that holds 10% or more of the Company's securities and their immediate families, (ii) the Company's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Recent Accounting Pronouncements - The Financial Accounting Standards Board issued the following pronouncements during 2004, none of which are expected to have a significant affect on the Company's consolidated financial statements:

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs (An Amendment of ARB No. 43, Chapter 4)". SFAS 151 amends and clarifies financial accounting and reporting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company has adopted the provisions of SFAS No. 151 which are effective in general for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this statement does not affect the Company.

In December 2004, the FASB issued a revision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123R). SFAS 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." SFAS 123R is effective for interim reporting period that begins after June 15, 2005. The Company is in the process of determining the effect of the adoption of SFAS 123R will have on its financial position, results of operations, or cash flows.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67," which discusses the accounting and reporting of real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, and restatement of previously issued financial statements is not permitted. This statement does not affect the Company.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment of APB Opinion No. 29." The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and provided an exception to the basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. This Statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance--that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, applied prospectively. This statement does not affect the Company.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." SFAS No. 154 replaces APB Opinion No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The adoption of SFAS No. 154 does not have any impact on the Company's financial statements.

3. Mineral Property

On September 20, 2004, the Company acquired Tian Yuan for a cash payment of $1,600,000 (RMB13222880), which holds the exploration permit of Xietongmen Copper-Gold Property in Tibet, China. Title to mining properties involves certain inherent risks due to the difficulties in determining the validity of certain claims as well as the potential for problems arising from the often complicated conveyancing history characteristic of many mining properties. The Company does not have title insurance but has investigated title to all of its mineral properties and, to the best of its knowledge and belief, titles to all of its properties are in good standing.

                                           RMB                 USD
                                     -------------------- -------------------
Balance, beginning of period     $                     -                   -
Acquired during the period                    12,953,616           1,565,185
                                     -------------------- -------------------
Balance - October 31, 2004       $            12,953,616           1,565,185
                                     ==================== ===================

Balance, beginning of period     $                     -                   -
Acquired during the period                    12,953,616           1,564,797
Balance - December 31, 2004      $            12,953,616           1,564,797
                                     ==================== ===================

The Company incurred the following exploration expenses in the Xietongmen Copper-Gold Property:


                                                                                                    Cumulative amounts
                                                   For the period from      For the period from      from inception of
                                                  inception to October      November 1, 2004 to       the exploration
                                                        31, 2004             December 31, 2004             stage

                                                 ------------------------ ------------------------ ----------------------
Exploration expenses:
   Assay and analysis                       $                     12,326                    3,967                 16,293
   Storage and handling/shipping                                   7,023                    1,646                  8,669
   Drill contractor                                                  792                   91,895                 92,687
   Rentals/leases                                                  1,772                      754                  2,526
   Geological services and supplies                                9,107                      146                  9,253
   Geological wages                                              113,062                   11,030                124,092
   Geological director salaries                                    5,261                    1,827                  7,088
   Freight                                                             -                       31                     31
   Graphics mapping wages                                          4,229                       68                  4,297
   Graphics services                                                 986                      592                  1,578
   Field supplies                                                 32,243                    7,055                 39,298
   Site contractors                                               17,677                    2,639                 20,316
                                                 ------------------------ ------------------------ ----------------------
                                            $                    204,478                  121,650                326,128
                                                 ======================== ======================== ======================

4. Related Party Transactions

(a) For the periods from inception to October 31, 2004, November 1, 2004 to December 31, 2004, and cumulative amounts from inception to December 31, 2004, the Company incurred $25,139, $16,767, and $41,906, respectively, for management services provided by an ex-shareholder and ex-director of the Company. As of December 31, 2004 and October 31, 2004, the Company has amounts of $41,906 and $25,139 respectively due to the ex-shareholder and ex-director of the Company.

          As of October 31, 2004, the Company issued a promissory note to an ex-shareholder and ex-director of the Company for an advance of $642,474. In November 2004, the ex-shareholder and ex-director agreed to waive the amount due to him and the amount $642,474 is recorded as a contribution (additional paid-in capital) of the Company.

(b) As of December 31, 2004 and October 31, 2004, the Company had an amount of $17,775 and $32,867 payable to four ex-directors of Tian Yuan. The amounts were non-interest bearing and had no specific terms of repayment.

(c) As of December 31, 2004 and October 31, 2004, the Company has amounts of $496,623 and $363,605, respectively, payable to N8C Resources Inc. ("N8C"). N8C is incorporated in the Cayman Islands and is a wholly-owned subsidiary of KMK. Through N8C, KMK may earn up to a 60% interest in the Company, as described below. N8C has certain directors in common with the Company and provides geological, technical, corporate development, administrative and management services to, and incurs third party costs on behalf of, the Company. The amounts due to N8C were advanced by N8C to the Company to enable the Company to conduct its exploration program at the Xietongmen Property. These amounts bear interest at LIBOR plus 2% per annum, compounded monthly effective from April 15, 2005. Half of these amounts will be assigned to CTVH and the remaining half of these amounts will be assigned to CTVH at a nominal amount in the event that N8C or KMK abandons the Xietongmen exploration program.

(d) As of December 31, 2004 and October 31, 2004, the Company had amounts of $39,986 and $51,663, respectively, due from Honglu Investment Holdings Limited, which has directors in common with CTVH.

(e) The founding shareholders of the Company signed an Option Agreement with Continental Minerals Corporation ("KMK"), a company listed on the Toronto Venture Exchange under the trading symbol "KMK" and China NetTV Holding Inc. ("CTVH"), a company listed on the Nasdaq OTCBB under the trading symbol "CTVH" in November 2004. Under the Option Agreement, KMK acquired options to earn up to 60% of the equity interest of the Company, which owns 100% of the Xietongmen Copper-Gold Property located approximately 240 kilometers southwest of Lhasa in Tibet, China, through its wholly owned subsidiary, Tian Yuan.

          KMK can earn an initial 50% equity interest in the Company ("Tranche One") by making an initial payment of $2 million comprising $1.2 million upon receipt of regulatory approvals (paid in December 2004) and $0.8 million balance within one year to the founding shareholders of the Company, and spending a further $5 million for exploration of the Xietongmen Copper-Gold Property. Of this, exploration expenditures of $3 million are to be spent by November 9, 2005 with a further $2 million of exploration expenditures to be spent by November 9, 2006.

          Upon acquisition of 50% of the Company, KMK can increase its interest in the Company to 60% ("Tranche Two") by spending a further $3 million in the exploration of the Xietongmen Copper-Gold Property within the ensuing year, i.e. November 9, 2007.

          The founding shareholders also sold the remaining 50% of the equity interest of the Company to CTVH in exchange for 85,000,000 of common shares of CTVH from treasury and an agreement to issue 65,000,000 of the common shares of CTVH. In the event KMK exercises its options to increase the ownership in the Company to 60% by fulfilling the terms and conditions mentioned above, CTVH will relinquish 10% of its equity interest in the Company.

          Under the Shareholders Agreement dated December 23, 2004, KMK will manage the Company and Tian Yuan during the option period. Once the option is exercised, further funding of the Company will be proportional to interests held in the project, with a proportionate reduction in the shareholdings of any shareholder which fails to match the funding of the others. If any party's shareholdings in the Company fall below 15%, it may elect to convert its holdings to an entitlement of 12.5% of the after pay-back profit of the Company.

5. Segmented Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operation decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.

The Company's only operating segment is mineral exploration and its operations are centralized whereby the Company's head office is responsible for the exploration results and providing support in addressing local and regional issues. The Company's two geographic segments are BVI and China and the following represents the segment information for the periods presented:


From inception to December 31, 2004                            BVI               China             Total
---------------------------------------------------- -- ------------------- ----------------- -----------------
Loss for the period                                  $             519,047             (969)           518,078
Interest revenue                                     $               3,450               969             4,419
Interest expense                                     $                   -                 -                 -
Mineral property interest                            $                   -         1,564,797         1,564,797
Total assets                                         $              82,533         1,616,551         1,699,084

From November 1, to December 31, 2004                          BVI               China             Total
---------------------------------------------------- -- ------------------- ----------------- -----------------

Loss for the period                                  $             171,438             (474)           170,964
Interest revenue                                     $                  11               474               485
Interest expense                                     $                   -                 -                 -
Mineral property interest                            $                   -         1,564,797         1,564,797
Total assets                                         $              82,533         1,616,551         1,699,084

From inception to October 31, 2004                             BVI               China             Total
---------------------------------------------------- -- ------------------- ----------------- -----------------

Loss (profit) for the period                         $             347,609             (495)           347,114
Interest revenue                                     $               3,439               495             3,934
Interest expense                                     $                   -                 -                 -
Mineral property interest                            $                   -         1,565,185         1,565,185
Total assets                                         $              94,571         1,631,204         1,725,775


6. Commitments, Obligations and Contingencies

(1) According to an agreement with the local Chinese authority, the Company has agreed to pay RMB120000 ($14,496) in the mid of year 2005 in the form of three motor vehicles in lieu of the payment of land compensation fees. The Company met its obligation in May 2005.

(2) The Company's mining activities are subject to laws and regulations controlling not only the exploration and mining of mineral properties, but also the effect of such activities on the environment. Compliance with such laws and regulations may necessitate additional capital outlays, affect the economics of a project, and cause changes or delays in the Company's activities. For exploration license renewal purpose, the Company has to incur a minimum of RMB129100 ($15,596) per annum on exploration activities at the Xietongmen Copper-Gold Property.






















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